Exhibit (c)(12)

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Project Rushmore Supplemental Materials
February 19th, 2019
TUDORPICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
PV of Future Unit / Share Price Analysis
PV of Future Share Price
$47.14 $46.48 $45.88
SQ Abe $45.33
8.0% 10.5%
(Terminal Yield)
$41.86
13.0% $40.13
$38.36 $37.75 $37.23 $36.72 $36.97 (1) $36.36
PF Ulysses (XR Adj.)
23.0x 21.0x
(Terminal P/E M ultiple) $36.68 $34.86 $34.49 $33.32
$32.24 19.0x $31.48 $31.24 $30.65 $29.73 $29.75
Abe Current Price
2H 2019E 2020E 2021E 2022E
Source: Management projections and Factset as of 2/15/2019.
Note: Utilizes 10.0% cost of equity for SQ Abe and 5.25% cost of equity for PF Ulysses. 2 (1) All-in exchange ratio of 0.5754x (0.5000x + $4.03 cash) implied by Ulysses offer as of 2/15/2019. Pro forma analysis incorporates EBITDA synergies of
$5 MM per year.
Tudorpickering Holt&co energy investment & merchant banking

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Ulysses Payout Ratio Over Time
Propane Acquisition Natural Gas Acquisition
140% South Jersey Royal Dutch Phillips 66 AGZ Holding PPL Gas Industries Flaga GmbH Shell (LPG
Propane Co SA (80.5%) Utilities Corp (Retail nat. distribution) gas)
120%
PG Energy Shell Services (Gas PG Energy Hungary (LPG
Marketing) distribution)
100%
Shell Gas Polska
80% ati o BP (Polish R LPG out distribution)
Pa y
60% 40% 20%
0%
Jan-96 Jan-98 Jan-00 Jan-02 Jan-04 Jan-06 Jan-08 Jan-10 Jan-12 Jan-14 Jan-16 Jan-18
3 Source: Dealogic and company filings.
Note: Payout ratios calculated as FY DPS / FY EPS. Adjusted EPS used for FY’11 and after. FY’95 payout ratio excluded due to negative EPS.
TUDORPICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
TUDORPICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING
About The Firm
Tudor, Pickering, Holt & Co. is an integrated energy investment and merchant bank, providing high quality advice and services to institutional and corporate clients. Through the company’s two broker-dealer units, Tudor, Pickering, Holt & Co. Securities, Inc. (TPHCSI) and Tudor Pickering Holt & Co Advisors LP (TPHCA), members FINRA, together with affiliates in the United Kingdom and Canada, the company offers securities and investment banking services to the energy community. Perella Weinberg Partners Capital Management LP is an SEC registered investment adviser that delivers a suite of energy investment strategies.
The firm, headquartered in Houston, Texas, has approximately 170 employees and offices in Calgary, Canada; Denver, Colorado; New York, New York; and London, England.
Contact Us
Houston (Research, Sales and Trading): 713-333-2960 Houston (Investment Banking): 713-333-7100 Houston (Asset Management): 713-337-3999 Denver (Sales): 303-300-1900 Denver (Investment Banking): 303-300-1900
New York (Investment Banking): 212-610-1660
New York (Research, Sales): 212-610-1600 London: +011 44(0) 20 7268 2800 Calgary: 403-705-7830
www.TPHco.com
Copyright 2019 — Tudor, Pickering, Holt & Co.
Disclosure Statement
Tudor, Pickering, Holt & Co. does not provide accounting, tax or legal advice. This presentation does not constitute a tax opinion and cannot be used by any taxpayer for the purpose of avoiding tax penalties. We (i) make no conclusion on the valuation or pricing for tax purposes or the effects of federal income tax laws on any party and (ii) have assumed that the party’s intended tax treatment will be respected. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.
The information contained herein is confidential (except for information relating to United States tax issues) and may not be reproduced in whole or in part except as set forth in a written agreement between the Audit Committee of the Board of Directors of AmeriGas Propane, Inc. and Tudor, Pickering, Holt & Co.
Tudor, Pickering, Holt & Co. assumes no responsibility for independent verification of third-party information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by, reviewed or discussed with the managements of your company and/ or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and the affairs of your company and Tudor, Pickering, Holt & Co. materials.
Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of any offer to buy, any security. Prior to making any trade, you should discuss with your professional tax, accounting, or regulatory advisers how such particular trade(s) affect you. This brief statement does not disclose all of the risks and other significant aspects of entering into any particular transaction.
Tudor, Pickering, Holt & Co. operates in the United Kingdom under the trading name Perella Weinberg Partners UK LLP (authorized and regulated by the Financial Conduct Authority), and in Canada through its affiliate, Tudor, Pickering, Holt & Co. Securities
– Canada, ULC, located in Calgary, Alberta. 4